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Exhibit 10.77

March 3, 2005

Mr. Kevin Courtois
5754 Concord Woods Way
San Diego, CA 92130

RE: Amendment to Executive Employment Agreement

Dear Kevin:

        This letter sets forth the agreement between you and Peregrine Systems, Inc. (the "Company") to amend the terms of the Executive Employment Agreement between you and the Company, dated as of October 6, 2004 (the "Employment Agreement"), as set forth herein (the "Amendment").

        The Company and the Executive hereby agree that effective as of February 22, 2005:

        1.     Section 7.4 of the Employment Agreement shall be renumbered as Section 7.5 and the first sentence of this Section 7.5 shall be deleted in its entirety and replaced with the following:

    "In the event of a termination pursuant to Section 7.2 (Termination without Cause) or Section 7.4 (Termination for Good Reason) Executive will be entitled to receive a "Severance Payment" equivalent to the sum of (i) twelve months of Executive's Base Salary then in effect on the date of termination plus (ii) Executive's target annual bonus under the MICP or successor plan, payable in accordance with Company's regular payroll cycle, provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; (b) executes a full general release acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive's employment or termination of employment with Company; and (c) agrees with respect to a termination without Cause, to provide transition assistance to Company, without further compensation, for three months following the termination of the employment relationship by Company."

        2.     A new Section 7.4 shall be added to the Employment Agreement and shall provide the following:

    "Section 7.4 Termination By Executive For Good Reason. Executive may terminate Executive's employment upon thirty (30) days' advance written notice for Good Reason (as defined below). For purposes of this Agreement, "Good Reason" is defined as: (a) a relocation of Executive's principal place of employment of more than 50 miles without consent of Executive; (b) a material diminution of Executive's duties or responsibilities; provided that a mere change in the Executive's title or reporting relationships will not be Good Reason or (c) a material reduction in Executive's compensation (other than equity-based compensation) or employee benefits other than as part of a general reduction in compensation or benefits of all similarly situated Company executives."

        3.     Except as modified by this Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect.

Sincerely,
John Mutch Chief Executive Officer
Acknowledged and agreed to as of March , 2005
Kevin Courtois

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  Exhibit 10.77